Exhibit 3.5
ROSS MILLER
SECRETARY OF STATE
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofastate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

                  USE BLACK INK ONLY- DO NOT HIGHLIGHT                                                                                                            ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.380 – After Issuance of Stock)

1. Name of Corporation:
Wavelit, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Name of Corporation:  CN Dragon Corporation

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise a least majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provision of articles of incorporation have voted in favor of the amendment is:

       4.  Effective date of filing (optional):

        5.  Officer Signature (required):                                                                /s/ Henry Liguori

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.